UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 9, 2012

RACKWISE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-1763172	27-0997534
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2365 Iron Point Road, Suite 190 Folsom, CA 95630

(Address of principal executive offices, including zip code)

(888) 818-2385

(Registrant’s telephone number, including area code)

(Former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01        Other Information

On November 9, 2012 we entered into a non-binding Term Sheet with Black Diamond Financial Group, LLC (“BD”) with respect to our proposed sale to BD of up to an aggregate principal amount of $5,500,000 in 3 year, Series A, 6% Convertible Senior Secured Notes (the “Notes”). The proposed purchase and sale transaction is subject to the execution of a definitive agreement and other closing conditions. A $750,000 Note is to be issued and sold to BD on the initial closing date of the transaction which is expected to be on December 1, 2012. Additional $750,000 Notes are to be issued and sold to BD in four installments on each of December 15, 2012, January 15, 2013, February 15, 2013 and March 15, 2013. A final Note in the principal amount of $1,750,000 is to be issued and sold to BD on April 15, 2013. The purchase price of the Notes will be equal to 91% of the principal amount of the Notes. The Notes will be secured by a first priority security interest in and lien on all of our assets.

The Notes will bear interest at the rate of 6% per annum, payable quarterly in arrears. Until we achieve positive cash flow for a minimum of two successive quarters or for a maximum period of two years during the term of the Notes, at our option, quarterly interest may be paid in kind. Upon the occurrence and during the continuance of an event of default, additional interest on the Notes at the rate of 12% per annum shall become payable.

The Notes are convertible at the discretion of BD, in whole or in part, at any time during the term into units of our securities (the “Units”) at a conversion price of $0.20 per Unit, each Unit consisting of one share of our common stock and one five year warrant to purchase an additional share of our common stock at a price of $0.30 per share.

The Notes are convertible into Units at our discretion, in whole or in part, at any time during the term if the closing bid price for our common stock during any 30 consecutive trading days is at least $0.60 per share and the average daily trading volume during such 30 consecutive trading days is at least 100,000 shares.

The Unit conversion price provided above is subject to reset in the event that during the 30 day period ending December 9, 2012, we sell more than $2,500,000 in equity securities at a per share price of less than $0.20 per share.

BD will have the right for a period of 6 months following the sale of the last Note to invest up to an additional $5,000,000 on the same terms and conditions and shall also have the right to participate on a pro rata basis in any subsequent debt financings by us.

All shares to be issued in connection with Note conversions shall have piggyback registration rights. The conversion price will be subject to customary anti-dilution protection with the exception of the sale or issuance of common stock to our employees, directors or consultants.

In consideration of BD’s purchase of the Notes, we have further agreed to reduce the exercise price of the warrants exercisable for the purchase of up to 12,045,391 shares of our common stock that were issued to BD and its affiliates in conjunction with our September 21, 2011 merger (the “BD Merger Warrants”) from $0.625 per share to $0.30 per share. If BD purchases Notes for an aggregate of $5,500,000 the exercise price for all of the BD Merger Warrants shall be reduced to $0.30. If BD purchases Notes for an aggregate of less than $5,500,000, the exercise price of the BD Merger Warrants will be reduced as to a proportionate number of the BD Merger Warrants. By way of example, if BD purchases Notes in the aggregate principal amount of $2,750,000, the Company will reduce the exercise price of 50% of the BD Merger Warrants.

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The Notes will contain customary and appropriate affirmative, financial and negative covenants which will be subject to qualifications, standards and exceptions as are usual and customary for transactions of this type. The Notes will also contain customary and appropriate events of default including:

•	failure to make payments (in respect of principal, interest, premium or otherwise) on the Notes when due;

•	cross-defaults to other indebtedness;

•	noncompliance with covenants;

•	breaches of representations and warranties;

•	bankruptcy;

•	judgments in excess of specified amounts;

•	ERISA events;

•	impairment or repudiation of security interests; and

•	invalidity.

The transactions contemplated by the Note purchase and sale transaction will be subject to customary closing conditions, including, but not limited to:

•	satisfactory results of business, tax, legal, environmental and regulatory due diligence, as determined by BD in its sole discretion;

•	satisfactory negotiation, execution and delivery of definitive agreements;

•	notes in forms satisfactory to BD, as determined by BD in its sole discretion;

•	receipt of any required governmental and third party consents;

•	absence of injunction, litigation, etc.;

•	no material adverse changes; and

•	authorization and reservation of the shares to be issued pursuant to the conversion of the Notes and the exercise of the warrants issuable upon conversion.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2012	RACKWISE, INC.
	By:	/s/ Guy A. Archbold
	Name:	Guy A. Archbold
	Title:	President